UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 10, 2023

WEX Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32426	01-0526993
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hancock Street	,	Portland	,	Maine	04101
Address of principal executive offices					Zip Code

Registrant's telephone number, including area code	(207)	733-8171

(Former name or former address if changes since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WEX	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry Into a Material Definitive Agreement
Repurchase Agreement
On August 11, 2023, WEX Inc. (the “Company”) entered into a privately negotiated repurchase agreement (the “Repurchase Agreement”) with WP Bronco Holdings, LLC, an affiliate of funds managed by Warburg Pincus LLC (the “Noteholder”), to repurchase all of the outstanding $310.0 million in aggregate principal amount (the “Repurchase”) of the Company’s outstanding 6.50% Convertible Senior Notes due 2027 (the “Convertible Notes”), which Convertible Notes were convertible into an aggregate of 1,550,000 shares of common stock, assuming settlement of conversions in shares of our common stock. The aggregate purchase price paid by the Company for the Repurchase was approximately $370.0 million in cash, inclusive of accrued and unpaid interest from and including July 15, 2023, to but excluding the closing date of August 11, 2023. The purchase price paid by the Company was funded by borrowings under the Company’s Amended and Restated Credit Agreement (as defined below), and the repurchased Convertible Notes were canceled by the trustee at the instruction of the Company.

Pursuant to the terms of a Purchase Agreement, dated June 29, 2020, between the Company and the Noteholder that provided for the issuance and sale to the Noteholder of the Convertible Notes, the Noteholder, subject to certain conditions, became entitled to nominate an individual for election (the “Board Designee”) to the Board of Directors of the Company (the “Board”). The Board Designee who is currently serving on the Board is Mr. James Neary, a Managing Director at Warburg Pincus LLC.

The Company has a written policy regarding entering certain transactions in which a “related person,” which includes any member of the Board, has a direct or indirect material interest. Pursuant to this policy, the Repurchase was approved by the Corporate Governance Committee of the Board, after it had reviewed and considered all relevant facts and circumstances, and determined that under all of the circumstances, the transaction was in, or was not inconsistent with, the best interests of the Company and its shareholders. Following approval by the Corporate Governance Committee of the Board, the Repurchase was approved by the disinterested members of the Board, with Mr. Neary recusing himself from the Board meeting.

Second Amendment to Amended and Restated Credit Agreement
On August 10, 2023, the Company entered into the Second Amendment to Amended and Restated Credit Agreement (the “Second Amendment”), which amends that certain Amended and Restated Credit Agreement, dated as of April 1, 2021, by and among the Company and certain of its subsidiaries, as borrowers, the lenders party thereto from time to time, and Bank of America, N.A., as administrative agent on behalf of the lenders (as amended by the First Amendment to Amended and Restated Credit Agreement dated April 24, 2023, the “Amended and Restated Credit Agreement”). The Second Amendment modifies the definition of operating indebtedness to include any indebtedness incurred by certain subsidiaries of the Company pursuant to the Bank Term Funding Program created on March 12, 2023 by the Federal Reserve. Under the Amended and Restated Credit Agreement, operating indebtedness is excluded from our consolidated funded indebtedness, which is used to calculate the Company’s consolidated leverage ratio.

In connection with the execution of the Second Amendment, the Company paid certain customary expenses of Bank of America, N.A. in its capacity as administrative agent.
The foregoing descriptions of the Repurchase Agreement and the Second Amendment are qualified in their entirety by reference to the Repurchase Agreement and Second Amendment filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, which are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(c)  See attached Exhibit Index.
EXHIBIT INDEX

Exhibit No.	Description

10.1	Repurchase Agreement, dated August 11, 2023.
10.2	Second Amendment to Amended and Restated Credit Agreement, dated August 10, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEX INC.

Date: August 14, 2023	By:	/s/ Jagtar Narula
Jagtar Narula
Chief Financial Officer